Exhibit 99.1

SOUTHWEST CASINO CORPORATION ANNOUNCES
MINNESOTA SURPREME COURT DENIES REVIEW
OF DECISION UPHOLDING LICENSE TO BUILD RACETRACK

MINNEAPOLIS, MN — June 22, 2006 — Southwest Casino Corporation (OTCBB: SWCC) announces that the Supreme Court of the State of Minnesota Court denied a request from an anti-gambling group for review of a previous Court of Appeals decision upholding a license to develop a harness racetrack and card room that the Minnesota Racing Commission granted to North Metro Harness Initiative, LLC. Southwest Casino Corporation subsidiary Southwest Casino and Hotel Corp. owns a 50% membership interest in North Metro, which intends to build the track and card room in Columbus Township in Anoka County, Minnesota. MTR-Harness, Inc., a subsidiary of MTR Gaming Group, Inc. (Nasdaq: MNTG) also owns a 50% membership interest.

The Minnesota Racing Commission voted to grant licenses to North Metro in January of 2005, but an anti-gambling group filed two lawsuits against the Commission in attempts to overturn the licenses and block the project. The Court of Appeals affirmed the decision of the Minnesota Racing Commission to grant the licenses on March 28, 2006 and the Minnesota Supreme Court has now decided not to review that decision. The second lawsuit challenging North Metro’s licenses was previously dismissed by a Ramsey County District Court, and the Minnesota Court of Appeals upheld that dismissal on June 6, 2006. That decision could be appealed to the Minnesota Supreme Court, which would again have discretion to decide whether to hear the case.

Jim Druck, Southwest’s CEO, responded to the Supreme Court’s decision stating, “We’re thrilled with this decision. We have worked long and hard to make the North Metro project a reality. Each litigation victory, and especially this Supreme Court decision in our favor, brings us closer to the day we can break ground on this exciting project.”

About Southwest Casino Corporation

Southwest Casino Corporation develops, owns, operates, manages and provides consulting services to casinos, gaming facilities and related amenities in various markets across the United States. Southwest currently owns and operates three casinos in Cripple Creek, Colorado. Southwest also provides management services to the Lucky Star Casino facilities in Concho and Clinton, Oklahoma under a management agreement with the Cheyenne and Arapaho Tribes of Oklahoma. Southwest recently entered into a gaming management agreement with the Otoe-Missouria Tribe of Indians under which it will manage their Seven Clans Paradise Casino in Red Rock, Oklahoma. The contract is currently under review by the National Indian Gaming Commission and will not be effective until approved by them. Southwest’s corporate offices are located at 2001 Killebrew Drive, Suite 350, Minneapolis, Minnesota 55425.

This Press Release does not constitute an offer of any securities for sale.

This Press Release contains forward-looking statements, including statements regarding Southwest’s and North Metro Harness Initiative, LLC’s business prospects. These statements involve risks and uncertainties that could cause the statements to be incorrect or cause actual results to differ materially. Those risks include but are not limited to project delays or termination caused by legal challenges; zoning, feasibility studies, unforeseen engineering, environmental, or geological problems; work stoppages, weather interference, construction delays and other risks associated with building a racing operation; regulatory approval of a card club plan of operation; and other factors described in Southwest’s periodic reports filed with the Securities and Exchange Commission. Southwest does not undertake to update any forward-looking statements; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:	Thomas E. Fox
President
Southwest Casino Corporation
Telephone: 952-853-9990